                                                                    EXHIBIT 99.1

                                           Sam Fuller, CFO; Stacey H. Dwyer, EVP
                            1901 Ascension Blvd., Suite 100, Arlington, TX 76006
                                                                    817-856-8200
                                                                January 24, 2002

D.R. HORTON, INC. DECLARES QUARTERLY CASH DIVIDEND, A 20% INCREASE

       ARLINGTON, TEXAS - D.R. Horton, Inc. (NYSE:DHI) Thursday (January 24,
2002), announced that it has declared a cash dividend of six ($0.06) cents per share, a 20% increase over the quarterly dividend declared for the same quarter of last year. The current quarterly cash dividend is payable on February 15, 2002 to stockholders of record on February 5, 2002.

       Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. The Company currently builds and sells homes under the D.R. Horton, Arappco, Cambridge, Continental, Dietz-Crane, Dobson, Emerald, Mareli, Milburn, Regency, SGS Communities, Torrey and Trimark names in 20 states and 38 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its subsidiaries CH Mortgage, DRH Title Company, Principal Title, Travis Title Company, Metro Title Company, Century Title Company and Custom Title Company.





                    WEBSITE ADDRESS: HTTP://WWW.DRHORTON.COM